Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                JANUARY 14, 2000

                              NETWORKS NORTH, INC.
             (Exact Name of Registrant as specified in its charter)

          NEW YORK                     0-18066                  11-2805051
      (State or other                (Commission             (I.R.S. Employer
jurisdiction of incorporation)       File Number)           Identification No.)

              14 METEOR DRIVE, TORONTO, ONTARIO M9W 1A4 (Address of
                    principal executive offices and zip code)

               Registrant's telephone number, including area code:
                                 (416) 675-6666

                                 Not applicable
          (Former name or former address, if changes since last report)


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

Item 5. Other Events

      On January 14, 2000 the Board of Directors of Networks North, Inc. ("NETN") received written notification of a proposed sale by NetStar Enterprises, Inc. ("NetStar") a holder of 925,787 shares of NETN's issued and outstanding common stock (approximately 32.4%). The written notification of NetStar's proposed sale followed a telephonic conversation on or about January 12, 2000 between Lorne Stephenson, President of NetStar and a Director of NETN and Peter Rona, President of NETN, wherein Mr. Stephenson informed Mr. Rona that NetStar had entered into an agreement for the proposed sale of all its shares in NETN. On January 13, 2000, David Patterson, in house counsel to NetStar, informed NETN's Board of Directors, during a telephonic Board of Directors' meeting of the proposed sale.

      In its letter dated January 14, 2000 to the Board of Directors of NETN, which was sent by Mr. Stephenson and Ms. Mary Currie, who is also an officer of NetStar and a Director of NETN, in their capacity as Directors of NETN, NetStar failed to disclose the relevant details of the proposed sales transaction including, but not limited to, the terms of the sale, the amount and source of the consideration which might be used to purchase the securities, whether or not said proposed transaction might be financed and, if so, by whom and how much, any conditions precedent which either NetStar or the buyer must meet to consummate the proposed sale, and any conditions subsequent which permit either NetStar or the buyer to rescind, cancel or otherwise void the proposed transaction. All requests to NetStar for a copy of the NetStar agreement and/or disclosure of the terms and conditions of the proposed sales transaction by


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

NETN have been refused. Management of NETN believes that the purchase price will be $3.00 per share.

      Accordingly, as of the date of this filing, the specific arrangements between NetStar and its proposed buyer are not available and are unascertainable by NETN.

      There can be no assurance with respect to whether or not the proposed transaction will be consummated.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Networks North Inc.

                                                a New York Corporation


Date: January 28, 2000                          By: /s/ Peter Rona
                                                   -----------------------------
                                                   Peter Rona, President


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